Exhibit 99.3

3, avenue des Tropiques

BP 50052 - LES ULIS

91942 COURTABŒUF

CEDEX - FRANCE

Téléphone: + 33 (0)1 69 82 70 10

Téléphone: + 33 (0)1 69 07 19 03

October 15, 2010

Independent Directors of

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Dear Sirs and Madam:

This letter shall supplement the letter previously delivered to you by LFB Biotechnologies (“LFB” or “we”) dated September 13, 2010 in connection with a proposal to effect a going private transaction to cash out minority shareholders (the “Proposed Transaction”) of GTC Biotherapeutics, Inc. (the “Company”). We are happy to inform you that the Board of Directors of LFB has approved LFB moving forward with the Proposed Transaction based on the following terms and conditions:

•

PIPE Financing. LFB (or one of its subsidiaries) would purchase for $0.28 per share (the “Purchase Price”) a sufficient number of newly-issued shares of the Company’s Common Stock, in a private placement transaction (the “PIPE Financing”), such that upon consummation of the PIPE financing and conversion of the convertible preferred stock held by LFB, LFB would own an aggregate of at least 90% of the Company’s outstanding Common Stock. We estimate that this would require LFB to purchase approximately 61,000,000 newly-issued shares of the Company’s Common Stock.

•

Short-Form Merger. Immediately following the closing of the PIPE Financing, LFB would transfer all of the shares of Common Stock owned by it to a wholly owned subsidiary, and the subsidiary would effect a short-form merger in accordance with Section 11.05 of the Massachusetts Business Corporation Act (“MBCA”). pursuant to which the subsidiary would be merged with and into the Company (the “Second Step Merger”). All shares of Common Stock held by the Company’s minority stockholders at the effective time of the Second Step Merger would (by operation of law and without any shareholder vote) be cancelled in exchange for the right to receive $0.28 per share (the “Merger Consideration”). Under the MBCA, shareholders who are cashed out in the Second Step Merger would also be entitled to appraisal rights. All outstanding options and warrants would also be cancelled in the Second Step Merger and all persons holding options or warrants with an exercise price lower than the Merger Consideration would receive a cash payment per option or warrant share equal to the difference between the Merger Consideration and the option or warrant exercise price.

•

Agreement; SEC Filings. The Proposed Transaction would be completed on terms and conditions customary and pursuant to documentation for transactions of this sort. A draft transaction document will be prepared by our counsel and forwarded to you and your counsel shortly. As promptly as practicable following the signing of a definitive transaction document, LFB and the Company would file with the U.S. Securities and

Siége social

LFB BIOTECHNOLOGIES

SASU au capital de 4.000.000 Euros - 491 975 496 RCS Evry

ZA de Courtabœuf - 3, avenue des Tropiques - 91940 Les Ulis - FRANCE

Exchange Commission (the “SEC”) and mail to the Company’s shareholders a Schedule 13E-3 containing required disclosures relating to the Proposed Transaction, including LFB’s intention to effect the Second Step Merger at the Merger Consideration. As required by SEC rules, LFB and the Company would be required to wait at least 20 calendar days after filing and mailing the Schedule 13E-3 before closing the PIPE Financing and effecting the Second Step Merger.

The Purchase Price and the Merger Consideration represent the opening price of the Common Stock on the OTCBB on October 15, 2010. As we have noted in our previous communications, while LFB continues to believe that the Company’s technology is promising, we have concluded that it does not make sense for us to continue to provide periodic short-term financing to the Company, or to be the sole source of financing to a public company that has a small percentage of its stock held by a large number of small shareholders. We believe that our providing periodic short-term financing does not allow the Company to make the long term decisions that it needs to take to succeed. We also believe that being a public company is of no real benefit today to the Company, the Company’s minority shareholders or LFB, but does result in substantial ongoing legal and accounting expenses Accordingly, LFB believes that the structure of the Proposed Transaction serves three very important objectives: (i) it will provide financing for the Company’s operations for at least the next year, (ii) it will allow the Company to cash out minority investors at a fair price, and (iii) it will allow the Company to eliminate the significant expense associated with being a public company.

It is important to note that this letter is an expression of LFB’s intent only, and nothing herein shall create any legally binding obligation on behalf of LFB or the Company. No obligations shall arise unless and until mutually satisfactory definitive agreements concerning the Proposed Transaction described herein shall have been entered into by LFB and the Company.

Except as set forth below or as required by law or stock exchange regulation, none of LFB, the Company or their respective representatives will publicly disclose or make known publicly any facts related to the Proposed Transaction without the prior consent of the other party. Notwithstanding the foregoing, LFB may file an amendment to its Schedule 13D filing with the SEC to disclose the expression of its intent with respect to the Proposed Transaction. In addition, we understand that the Company may wish to issue a press release announcing the receipt of this non-binding expression of intent by LFB and we will not object to such a release, provided that we are given the opportunity to review and comment on the release prior to its issuance.

Given the limited resources that the Company currently has, LFB believes that it is in the best interests of LFB, the Company and the Company’s minority stockholders to proceed as expeditiously as possible in effecting the Proposed Transaction. Accordingly, LFB expects that a definitive agreement should be reached no later than November 19, 2010, and if such an agreement is not reached by that date, LFB may be required to explore other alternatives with respect to the future of the Company.

Yours sincerely,

LFB BIOTECHNOLOGIES

By:	/s/ Christian Bechon
Name: Christian Bechon
Title: CEO

2